                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          Cal Dive International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0001279141
                    ---------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 0001279141              SCHEDULE 13G

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Corporation
          I.R.S. No.: 06-1210123
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a   [ ]
                                                                 (b   [ ]

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                      [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7     SOLE VOTING POWER

      NUMBER OF                3,227,548
                   -------------------------------------------------------------
        SHARES           8     SHARED VOTING POWER

     BENEFICIALLY              0

       OWNED BY
                   -------------------------------------------------------------
         EACH            9     SOLE DISPOSITIVE POWER

      REPORTING                3,227,548
                   -------------------------------------------------------------
        PERSON          10     SHARED DISPOSITIVE POWER

         WITH                  0
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,227,548
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                 22.85%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                 CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 0001279141              SCHEDULE 13G

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       First Reserve Secured Energy Assets Fund, Limited Partnership
       I.R.S. No.:  06-1232433
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a   [ ]
                                                                 (b   [X]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       N/A
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                             [ ]

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER

   NUMBER OF                258,203

    SHARES         -------------------------------------------------------------
                      8     SHARED VOTING POWER
  BENEFICIALLY
                            0
    OWNED BY
                   -------------------------------------------------------------
      EACH            9     SOLE DISPOSITIVE POWER

   REPORTING                258,203
                   -------------------------------------------------------------
     PERSON          10     SHARED DISPOSITIVE POWER

      WITH                  0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       258,203

--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      [ ]

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              1.83%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

              PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 0001279141             SCHEDULE 13G

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Fund V, Limited Partnership
          I.R.S. No.: 06-1295657
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a   [ ]
                                                                 (b   [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                          [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7     SOLE VOTING POWER

      NUMBER OF                1,097,371
                   -------------------------------------------------------------
        SHARES           8     SHARED VOTING POWER

     BENEFICIALLY              0

       OWNED BY
                   -------------------------------------------------------------
         EACH            9     SOLE DISPOSITIVE POWER

      REPORTING                1,097,371
                   -------------------------------------------------------------
        PERSON          10     SHARED DISPOSITIVE POWER

         WITH                  0
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,097,371
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                 7.77%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 0001279141              SCHEDULE 13G

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Fund V-2, Limited Partnership
          I.R.S. No.: 06-6351960
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a   [ ]
                                                                 (b   [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                          [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7     SOLE VOTING POWER

      NUMBER OF                322,753
                   -------------------------------------------------------------
        SHARES           8     SHARED VOTING POWER

     BENEFICIALLY              0

       OWNED BY
                   -------------------------------------------------------------
         EACH            9     SOLE DISPOSITIVE POWER

      REPORTING                322,753
                   -------------------------------------------------------------
        PERSON          10     SHARED DISPOSITIVE POWER

         WITH                  0
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 322,753
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                 2.28%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 0001279141             SCHEDULE 13G

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Fund VI, Limited Partnership
          I.R.S. No.: 06-1334650
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a   [ ]
                                                                 (b   [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                          [ ]

--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7     SOLE VOTING POWER

      NUMBER OF                1,549,221
                   -------------------------------------------------------------
        SHARES           8     SHARED VOTING POWER

     BENEFICIALLY              0

       OWNED BY
                   -------------------------------------------------------------
         EACH            9     SOLE DISPOSITIVE POWER

      REPORTING                1,549,221
                   -------------------------------------------------------------
        PERSON          10     SHARED DISPOSITIVE POWER

         WITH                  0
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,549,221
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      [ ]

--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                 10.97%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

Item 1.
         (a)      Name of Issuer.

                  The issuer is Cal Dive International, Inc. (the "Issuer").

         (b)      Address of Principal Executive Offices.

                  The Issuer's principal executive offices are located at 400 North Sam Houston Parkway East, Houston, Texas 77060.

Item 2.

         (a)      Name of Person Filing.

                  This Schedule 13G is being filed by First Reserve Fund V, Limited Partnership ("Fund V"), First Reserve Fund V-2, Limited Partnership ("Fund V-2"), First Reserve Fund VI, Limited Partnership ("Fund VI"), First Reserve Secured Assets Fund, Limited Partnership ("SEA" and together with Fund V, Fund V-2, and Fund VI, the "Funds") and by First Reserve Corporation ("First Reserve") which is the managing general partner of each of the Funds.

         (b)      Address of Principal Business Office or, if none, Residence

                  The principal business office of the Funds and First Reserve (together, the "Reporting Persons") is:

                  First Reserve Corporation
                  475 Steamboat Road
                  Greenwich, CT  06830

         (c)      Citizenship

                  Each of the Funds is a Delaware limited partnership and First Reserve is a Delaware corporation.

         (d)      Title of Class of Securities

                  This statement relates to shares of Common Stock of the Issuer.

         (e)      CUSIP Number

                  The CUSIP Number for the Common Stock is 0001279141.

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not applicable.

Item 4.  Ownership

         (a)      Amount beneficially owned.

                  As of December 31, 1997, the number of shares of Common Stock beneficially owned by each Reporting Person identified in Item 2 of this Schedule 13G are:

             Reporting Person                                      Shares
             SEA                                                    258,203
             Fund V                                               1,097,371
             Fund V-2                                               322,753
             Fund VI                                              1,549,221
             First Reserve                                        3,227,548

         (b)      Percent of Class

                  As of December 31, 1997, the percentage of shares of Common Stock beneficially owned by each Reporting Person identified in Item 2 of this Schedule 13G are:

             Reporting Person                                     Percentages
             SEA                                                     1.83%
             Fund V                                                  7.77%
             Fund V-2                                                2.28%
             Fund VI                                                10.97%
             First Reserve                                          22.85%

         (c) Number of Shares as to which such person has: (i) sole power to vote or direct the vote:

                           As of December 31, 1997, the number of shares of
                  Common Stock as to which each Reporting Person identified in
                  Item 2 of this Schedule 13G had the sole power to vote or direct the vote are:

                     Reporting Person                               Shares
                     SEA                                            258,203
                     Fund V                                       1,097,371
                     Fund V-2                                       322,753
                     Fund VI                                      1,549,221
                     First Reserve                                3,227,548

                  (ii) shared power to vote or direct the vote:

                           As of December 31, 1997, the number of shares of
                  Common Stock as to which each Reporting Person identified in
                  Item 2 of this Schedule 13G had shared power to vote or direct the vote are:

                     Reporting Person                             Shares
                     SEA                                               0
                     Fund V                                            0
                     Fund V-2                                          0
                     Fund VI                                           0
                     First Reserve                                     0

                  (iii) sole power to dispose or direct the disposition of:

                           As of December 31, 1997, the number of shares of
                  Common Stock as to which each Reporting Person identified in
                  Item 2 of this Schedule 13G had the sole power to dispose or direct the disposition are:

                     Reporting Person                              Shares
                     SEA                                            258,203
                     Fund V                                       1,097,371
                     Fund V-2                                       322,753
                     Fund VI                                      1,549,221
                     First Reserve                                3,227,548

                  (iv) shared power to dispose or direct the disposition of:

                           As of December 31, 1997, the number of shares of
                  Common Stock as to which each Reporting Person identified in
                  Item 2 of this Schedule 13G had shared power to dispose or direct the disposition are:

                     Reporting Person                             Shares
                     SEA                                               0
                     Fund V                                            0
                     Fund V-2                                          0
                     Fund VI                                           0
                     First Reserve                                     0

Item 5.    Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.    Identification and Classification of Members of the Group

Not applicable.

Item 9.    Notice of Dissolution of Group

Not applicable.

Item 10.     Certification

Not applicable.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 17, 1997
                                  First Reserve Secured Energy Assets Fund,
                                  Limited Partnership
                                  By First Reserve Corporation as Managing
                                  General Partner

                                  /s/ Elizabeth C. Foley
                                  ----------------------------------------------
                                  Name:    Elizabeth C. Foley
                                  Title:   Managing Director


                                  First Reserve Fund V, Limited Partnership
                                  By First Reserve Corporation as Managing
                                  General Partner

                                  /s/ Elizabeth C. Foley
                                  ----------------------------------------------
                                  Name:    Elizabeth C. Foley
                                  Title:   Managing Director


                                  First Reserve Fund V-2, Limited Partnership
                                  By First Reserve Corporation as Managing
                                  General Partner

                                  /s/ Elizabeth C. Foley
                                  ----------------------------------------------
                                  Name:    Elizabeth C. Foley
                                  Title:   Managing Director


                                  First Reserve Fund VI, Limited Partnership
                                  By First Reserve Corporation as Managing
                                  General Partner

                                  /s/ Elizabeth C. Foley
                                  ----------------------------------------------
                                  Name:    Elizabeth C. Foley
                                  Title:   Managing Director


                                  First Reserve Corporation

                                  /s/ Elizabeth C. Foley
                                  ----------------------------------------------
                                  Name:    Elizabeth C. Foley
                                  Title:   Managing Director